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                                                                   Exhibit 10.31

                              CONVERSION AGREEMENT

                           THE PRINCETON REVIEW, INC.



This Conversion Agreement is between Steve Quattrociocchi ("you") and The Princeton Review, Inc. ("TPR" or "we"), and is subject to the terms of any Employment Agreement between us. It concerns your rights to phantom stock units ("PSUs") held pursuant to The Princeton Review Companies Phantom Stock Plan (the "PSU Plan") and stock appreciation rights ("SARs") pursuant to The Princeton Review Companies Stock Appreciation Rights Plan (the "SAR Plan").



Cash or TPR Stock for PSUs

You own some vested and/or unvested PSUs. TPR is buying back these PSUs for $1,541,666.67 this payment is subject to regular withholding taxes (which are about 40%).

Under our conversion plan, we are granting you the right to buy up to 246,667 shares, at a price of $6.25 each, of Series B Common Stock of The Princeton Review, Inc. ('New TPR'), a company that will be formed as the parent of TPR, subject to the Stockholders Agreement dated as of April 1, 2000.

Please check one of the three boxes below:

[ ] You Want Cash! We will distribute cash for your PSUs as soon as administratively practicable after April 7, 2000. (Note: If you do not sign this Conversion Agreement by April 7, 2000, we will cash out of all of your vested PSUs in this way.)

[X] You Want As Much Stock as You Can Get Without Putting in Cash. If you choose this option, we will issue you stock at $6.25 per share. The value of this stock will equal $1,541,666.67 minus taxes withheld from it.

[ ] You Want _______ Shares of Stock (subject to the share limit above): We will either pay you (or bill you) the difference between the after-tax amount we are paying you and the cost of the shares you want, as soon as administratively practicable after April 7, 2000.


Student Advantage Stock.

In addition to the payment above, we will distribute 5158 shares of stock of Student Advantage, Inc. to you, as soon as administratively practicable following March 31, 2000. This stock is currently trading around $11.00; sale is restricted through April 7, 2001. You may elect to pay the withholding on this stock, or have us withhold some shares and pay the tax.

Please check one of the two boxes below:

[ ] You Will Pay the Taxes: In this event, TPR will bill you as soon administratively practicable, and you will pay us immediately for the amount required to be withheld (roughly $4 for each share).
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[ ]      TPR Will Pay the Taxes: TPR will withhold a number of shares of stock of Student Advantage, Inc., that otherwise would be granted to you pursuant to this Conversion Agreement, to equal the amount required to be withheld.


Options For SARs:

In exchange for all your SARs, you may choose to take cash or stock options. These are options to purchase 18634 shares of Series B Common Stock of New TPR. The strike prices and vesting in accordance with the terms and conditions of The Princeton Review, Inc. Stock Option Grant in the form(s) attached hereto.

SAR Election:  Please check one of the two boxes below:

[ ] You Want Cash. We will pay you cash for your SARs as soon as administratively practicable after April 7, 2000.

[X] You Want Options. TPR will distribute stock options (in the manner described above) as soon as administratively practicable after April 7, 2000. (Note: If an election to receive cash for the SARs is not made by April 7, 2000, we will automatically give you stock options.)


Waiver of PSU and SAR Rights:

You hereby irrevocably waive and relinquish (a) all rights you may have as of the date hereof to any outstanding vested or unvested PSUs you held; (b) all rights you would have had to receive additional PSUs after the date hereof pursuant to the PSU Plan; and (c) all rights you may have as of the date hereof to any SARs.


Homework:

By signing below, you acknowledge that you obtained the following documents through TPR's email system, and agree to the terms of, and join, the Stockholders Agreement:

1.       Risk Factors Applicable to an Investment in The Princeton Review;

2.       The Princeton Review, Inc. 2000 Stock Incentive Plan;

3. A summary of the material terms of The Princeton Review, Inc. 2000 Stock Incentive Plan;

4. A summary of the material terms of the Princeton Review, Inc. Conversion Agreement;

5. A sample of the Stock Option Grant letter for issuances of stock options under The Princeton Review, Inc. 2000 Stock Incentive Plan;

6.       A balance sheet of The Princeton Review, Inc. dated as of December 31,
         1999;

7. Statements of income, cash flows and stockholders' equity of The Princeton Review, Inc. for each of 1999 and 1998

Agreed to this 4/10/00



/s/ John Katzman           4/18/00                /s/ Steve Quattrociocchi
----------------                                  ------------------------
Chief Executive Officer                               Steve Quattrociocchi